Exhibit (A)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

CYTODYN INC.

NOVEMBER 24, 2017

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON DECEMBER 22, 2017 UNLESS THIS OFFER PERIOD IS EXTENDED.

CytoDyn Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “we,” “us,” “CytoDyn” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.”

We are offering to amend, upon the terms and subject to the conditions set forth herein, outstanding warrants to purchase up to an aggregate of 51,090,113 shares of common stock (the “Offer to Amend and Exercise”), including:

i.	outstanding warrants to purchase 325,000 shares of common stock with an exercise price of $0.50 per share and expiration dates ranging between December 2019 and February 2020 (the “$0.50 Warrants”);

ii.	an outstanding warrant to purchase 50,000 shares of common stock with an exercise price of $0.64 per share and an expiration date of June 2022 (the “$0.64 Warrants”);

iii.	outstanding warrants to purchase 1,718,328 shares of common stock with an exercise price of $0.675 per share and expiration dates ranging between April 2020 and June 2020 (the “$0.675 Warrants”);

iv.	outstanding warrants to purchase 34,342,395 shares of common stock with an exercise price of $0.75 per share and expiration dates ranging between September 2018 and October 2022 (the “$0.75 Warrants”);

v.	an outstanding warrant to purchase 50,000 shares of common stock with an exercise price of $0.81 per share and an expiration date of December 2025 (the “$0.81 Warrants”);

vi.	an outstanding warrant to purchase 150,000 shares of common stock with an exercise price of $0.83 per share and an expiration date of March 2020 (the “$0.83 Warrants”);

vii.	an outstanding warrant to purchase 240,000 shares of common stock with an exercise price of $0.92 per share and an expiration date of January 2026 (the “$0.92 Warrants”);

viii.	outstanding warrants to purchase 11,296,640 shares of common stock with an exercise price of $1.00 per share and expiration dates ranging between December 2021 and September 2022 (the “$1.00 Warrants”);

ix.	outstanding warrants to purchase 210,000 shares of common stock with an exercise price of $1.02 per share and expiration dates ranging between June 2020 and July 2025 (the “$1.02 Warrants”);

x.	outstanding warrants to purchase 250,000 shares of common stock with an exercise price of $1.15 per share and an expiration date of December 2019 (the “$1.15 Warrants”);

xi.	outstanding warrants to purchase 1,200,000 shares of common stock with an exercise price of $1.25 per share and an expiration date February 2021 (the “$1.25 Warrants”); and

xii.	outstanding warrants to purchase 1,257,750 shares of common stock with an exercise price of $1.35 per share and expiration dates ranging between April 2021 and June 2021 (the “$1.35 Warrants” and collectively with the $0.50 Warrants, the $0.64 Warrants, the $0.675 Warrants, the $0.75 Warrants, the $0.81 Warrants, the $0.83 Warrants, the $0.92 Warrants, the $1.00 Warrants, the $1.02 Warrants, the $1.15 Warrants and the $1.25 Warrants, the “Original Warrants”).

The Original Warrants represent all of our outstanding series of warrants, excluding (i) warrants with cashless exercise provisions held by the Soliciting Agent (as defined below) in this Offer to Amend and Exercise, (ii) warrants issued in connection with our September 15, 2016 registered direct offering to certain institutional investors (including warrants issued in a unregistered transaction to the placement agent in that offering) (iii) any unvested portion of the $0.81 Warrants, and (iv) warrants issued in our most recent private offering to accredited investors commencing on November 2, 2017.

There is no minimum participation requirement with respect to this Offer to Amend and Exercise.

Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended (the “Amended Warrants”) to: (i) reduce the exercise price of the Original Warrants to $0.50 per share of common stock in cash, and (ii) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Eastern Time) on December 22, 2017, as we may extend it in our sole discretion (“Expiration Date”). Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

Holders may elect to amend some or all of their Original Warrants. If you choose not to participate in the Offer to Amend and Exercise, your Original Warrants will remain in full force and effect, as originally issued.

The purpose of the Offer to Amend and Exercise is to encourage the amendment and exercise of the Original Warrants to raise funds to support our operations and to reduce the number of outstanding warrants, as well as to better position us to meet the applicable initial listing requirements for listing on a national securities exchange. We intend to accomplish this by providing the holders of the Original Warrants with the opportunity to obtain and exercise an Amended Warrant at a significantly reduced exercise price from that of the Original Warrants. Please see Section 2 “Purposes of the Offer to Amend and Exercise and Use of Proceeds” below for a description of the purposes of the Offer to Amend and Exercise.

The period during which Original Warrants may be amended and exercised on the terms described above will commence on November 24, 2017 (the date the materials relating to the Offer to Amend and Exercise are first sent to the holders, referred to herein as the “Offer Date”) through the Expiration Date (the “Offer Period”).

We will agree to amend any or all Original Warrants held by eligible holders, upon the terms and subject to the conditions of the Offer to Amend and Exercise and the attached Election to Participate and Exercise Warrant. IT IS OUR CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE ORIGINAL WARRANTS.

THE DATE OF THIS OFFER TO AMEND AND EXERCISE IS NOVEMBER 24, 2017.

IMPORTANT PROCEDURES

This Offer to Amend and Exercise together with the Election to Participate and Exercise Warrant (including the instructions and other forms attached thereto) and Notice of Withdrawal constitute the “Offering Materials.” These Offering Materials provide important information regarding the Offer to Amend and Exercise and instructions as to how you can participate and amend and exercise your Original Warrants. An election to participate in the Offer to Amend and Exercise will result in both the amendment of your Original Warrant(s) and your exercise of the Amended Warrant(s). You should read all of the Offering Materials carefully before you decide whether to participate in the Offer to Amend and Exercise, exercise an Amended Warrant and receive the number of shares of common stock issuable therefor.

To participate in the Offer to Amend and Exercise and to exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to us, before the Expiration Date, all of the following: (i) a signed Election to Participate and Exercise Warrant, (ii) a signed Acknowledgements and Representations and Warranties, (iii) a signed Accredited Investor Questionnaire, (iv) the original copy of your Original Warrants (or an Affidavit of Lost Warrant) along with (v) the aggregate exercise price in cash in the amount equal to $0.50 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash may be tendered in the form of a check payable to CytoDyn Inc. or by wire transfer to our account as set forth in the instructions to the Election to Participate and Exercise Warrant. Each of these items must be properly delivered, before the Expiration Date, to us at our corporate address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Email: tender@cytodyn.com

Phone: (360) 980-8524

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on December 22, 2017, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.

If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to us at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to us on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us after January 23, 2018, if your Original Warrants and other Acceptance and Exercise Documents have not been accepted by us prior to January 23, 2018. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

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If you have any question or need assistance, you should contact Paulson Investment Company, LLC (the “Soliciting Agent”), the soliciting agent for this Offer to Amend and Exercise. The Soliciting Agent may be reached at the following address:

Paulson Investment Company, LLC

2141 W North Avenue, 2nd Floor

Chicago, IL 60647

Attn: Samantha Kling, Operations Manager

Phone: (312) 940-8321

You may request additional copies of this document and any of the Offering Materials from us directly at our corporate address indicated above.

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO AMEND AND EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO AMEND AND EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS OFFER TO AMEND AND EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED, AND ANY REPRODUCTION OF THIS OFFER TO AMEND AND EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER TO AMEND AND EXERCISE ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

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SUMMARY OF TERMS

Company:	CytoDyn Inc., a Delaware corporation, with principal executive offices at CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

Eligible Original Warrants:	An aggregate of up to 51,090,113 outstanding Original Warrants, representing all of our outstanding series of warrants but excluding (i) warrants with cashless exercise provisions held by the Soliciting Agent in this Offer to Amend and Exercise, (ii) warrants issued in connection with our September 15, 2016 registered direct offering to certain institutional investors (including warrants issued in a unregistered transaction to the placement agent in that offering) (iii) any unvested portion of the $0.81 Warrants; and (iv) warrants issued in our most recent private offering to accredited investors commencing on November 2, 2017.

Expiration Date:	5:00 p.m., Eastern Time on December 22, 2017, as may be extended by us in our sole discretion.

Terms of Amended Warrants:

Pursuant to the Offer to Amend and Exercise, if the offer is accepted, the Original Warrants will be amended as described below:

New Exercise Price: The exercise price of the Original Warrants will be reduced to $0.50 per share regardless of the current exercise price as of the date hereof.

New Termination Date: The termination date of the Original Warrants will be shortened to terminate concurrently with the Expiration Date.

Other Terms: Except as set forth above, all other terms of the Amended Warrants will be the same as the terms of the Original Warrants.

Partial Participation Permitted:	If Original Warrant holders choose to participate in the Offer to Amend and Exercise, they may amend and exercise any or all of their Original Warrants pursuant to the terms of the Offer to Amend and Exercise. We will issue a new Original Warrant exercisable for that number of shares of common stock that a holder elects to exclude from its acceptance of the Offer to Amend and Exercise.

Conditions:

The Offer to Amend and Exercise is subject to certain conditions, as described herein:

(i) As part of the Election to Participate and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. The holders of the Original Warrants previously represented to us that they were “accredited investors” in connection with the transactions in which such holders acquired the Original Warrants. We will not accept any Election to Participate and Exercise Warrant from, or on behalf of, any Original Warrant holders if we determine that a valid securities exemption is not available under the Securities Act or the applicable securities laws of any other state or jurisdiction.

(ii) In addition, we are not making this Offer to Amend and Exercise to, nor will we accept any Election to Participate and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Offer to Amend and Exercise requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

Future Amendments to the Offer to Amend and Exercise:	If we materially change the terms of the Offer to Amend and Exercise we will extend the Expiration Date to the extent required under applicable law, including under the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How to Participate in the Offer to Amend and Exercise:	To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to us, before the Expiration Date, all of the Acceptance and Exercise Documents. The cash exercise price may be tendered in the form of a check payable to CytoDyn Inc. or by wire transfer to our account as set forth in the instructions to the Election to Participate and Exercise Warrant. All of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date, to us at our corporate address:

CytoDyn Inc. 1111 Main Street, Suite 660 Vancouver, Washington 98660 Email: tender@cytodyn.com Phone: (360) 980-8524

Manner of Acceptance of Payment:	If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on December 22, 2017, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.

Withdrawal Rights:	If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us prior to 5:00 p.m., Eastern Time on December 22, 2017, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise). Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Warrant. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by January 23, 2018, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after January 23, 2018.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

Purposes of the Offer to Amend and Exercise and Use of Proceeds:

The purposes of this Offer to Amend and Exercise are as follows:

Fund Raising: Through the Offer to Amend and Exercise we can raise funds to support our future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant, we would raise gross proceeds of approximately $25.5 million. The funds obtained will be used by us for research and development activities, working capital and for other general corporate purposes, which may include the repayment and reduction of indebtedness.

Reduction of Share Overhang from Outstanding Warrants: In addition, the Offer to Amend and Exercise can help us reduce the number of outstanding warrants. As of October 31, 2017, we had outstanding warrants to purchase an aggregate of 70,142,334 shares of common stock at a weighted average exercise price of $0.83 per share. The sale of substantial amounts of our common stock upon exercise of outstanding warrants, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant, we would have outstanding warrants to purchase 19,052,221 shares of common stock at a weighted average exercise price of $0.85 per share following the consummation of this Offer to Amend and Exercise.

Ability to Meet the Initial Listing Requirements on a National Securities Exchange. We intend to apply for listing on a national securities exchange such as the NASDAQ Capital Market or NYSE American, which will require us to meet certain minimum standards for initial listing, such as a minimum stockholders’ equity requirement and a minimum bid price, among other requirements. Through the Offer to Amend and Exercise we can raise capital and improve our stockholders’ equity position, which we expect will better position us to apply for listing on a national securities exchange. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant, we would raise gross proceeds of approximately $25.5 million, and our pro forma stockholders’ equity as of August 31, 2017 would be approximately $10.7 million, compared to the minimum stockholders’ equity requirement of $5.0 million (or $4.0 million for listing under the market value of listed securities standard) for initial listing on the NASDAQ Capital Market and $4.0 million for initial listing on NYSE American.

However, we cannot assure you that we will apply for listing on a national securities exchange or that if we so apply we will be able to meet the applicable initial listing requirements. For example, although we have obtained shareholder approval to implement a reverse stock split within a range of one-for-two shares to one-for-fifteen shares of our common stock, we do not currently meet the minimum bid price requirement of $4.00 for the NASDAQ Capital Market and $2.00 for NYSE American. This Offer to Amend and Exercise does not by itself allow us to meet all the requirements for listing on a national securities exchange. Other actions may be required before we are able to meet such requirements.

Registration of Warrant Shares:

The Original Warrants and the Amended Warrants are, and the shares of common stock issuable upon exercise of the Original or Amended Warrants may be, “restricted securities.” Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

We have previously filed a Registration Statement on Form S-3 (File No. 333-213866) (the “Resale Registration Statement”) to register the resale of certain of the shares of common stock underlying the Original Warrants under the Securities Act. In addition, the issuance of shares of common stock underlying the Original Warrants issued in certain registered direct offerings (the “Registered Direct Offerings”), occurring in December of 2016, January through February of 2017 and September through October of 2017, has been registered under our Registration Statement on Form S-3 (File No. 333-213349) (the “Shelf Registration Statement” and, together with the Resale Registration Statement, the “Registration Statements), pursuant to prospectuses filed at the time of each Registered Direct Offering.

Promptly following the Expiration Date, we intend to file a Current Report on Form 8-K to reflect the substantive changes from the information currently set forth in the prospectus included in such Registration Statements as a result of this Offer to Amend and Exercise. Thereafter, the holders of shares of common stock issuable upon exercise of the Amended Warrants who tendered Original Warrants issued in one of the Registered Direct Offerings may freely sell their shares of common stock. In addition, thereafter, holders who are named as selling stockholders in the Resale Registration Statement may sell their shares of common stock in accordance with the resale provisions set forth in the “Plan of Distribution” section of the Resale Registration Statement prospectus. Each holder of Original Warrants should read the applicable Registration Statement prospectus carefully before deciding whether to participate in the Offer to Amend and Exercise.

Any holder of an Original Warrant or Amended Warrant that was not originally issued in a Registered Direct Offering, and who is not listed as a selling stockholder in the Resale Registration Statement prospectus, cannot resell such holder’s shares of common stock, unless we file a registration statement (or a post-effective amendment to the Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Offer to Amend and Exercise.

Taxes:	We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See Section 19 “Material U.S. Federal Income Tax Consequences” below for a discussion of the material U.S. federal income tax consequences of participating in the Offer to Amend and Exercise.

Fees and Expenses:	We have retained Paulson Investment Company, LLC (the “Soliciting Agent”) to solicit participation by the holders of the Original Warrants in this Offer to Amend and Exercise. The Soliciting Agent will receive a fee equal to 5.0% of the cash exercise prices paid by qualifying holders of the Original Warrants who participate in the Offer to Amend and Exercise. We have also agreed to indemnify the Soliciting Agent against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws. As of October 31, 2017, affiliates of the Soliciting Agent in this Offer to Amend and Exercise held certain warrants previously received as consideration for services as placement agent in various prior securities offerings, which were exercisable for an aggregate of 11,168,888 shares of our common stock, with a weighted average exercise price of $0.77 per share, representing aggregate beneficial ownership of approximately 6.6% of our outstanding common stock as of that date. The Soliciting Agent and its affiliates do not hold any of the Original Warrants subject to this Offer to Amend and Exercise.

Interests of Directors and Executive Officers:	Certain of our directors and executive officers hold Original Warrants and may participate in the Offer to Amend and Exercise on the same terms and conditions as the other holders of the Original Warrants. Please see Section 17 “Interests of Directors and Officers in the Offer to Amend and Exercise” below.

Historical and Pro Forma Financial Information	We have included our financial statements for the fiscal years ended May 31, 2017 and 2016 and for the quarterly period ended August 31, 2017 in this Offer to Amend and Exercise. We have also included pro forma information reflecting the effect of the Offer to Amend and Exercise. See Section 15 “Information about CytoDyn Inc.” and Section 16 “Accounting Consequences of the Offer to Amend and Exercise” below.

Additional Information:

We have filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO of which this Offer to Amend and Exercise is a part. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, as well as the other materials that we have filed with the SEC, which can be accessed electronically on the SEC’s website at www.sec.gov, before making a decision on whether to participate in the Offer to Amend and Exercise.

Our Board of Directors recognizes that the decision to participate in the Offer to Amend and Exercise is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from us is limited to the Offering Materials.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents that we have filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests:	Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, the Election to Participate and Exercise Warrant, the Notice of Withdrawal or the other Offering Materials, in writing, to the Soliciting Agent at the following address:

Paulson Investment Company, LLC

2141 W North Avenue, 2nd Floor

Chicago, IL 60647

Attn: Samantha Kling, Operations Manager

Phone: (312) 940-8321

Please direct requests for additional copies of this Offer to Amend and Exercise, the Election to Participate and Exercise Warrant, the Notice

of Withdrawal or the other Offering Materials, in writing, to us at our corporate address:

CytoDyn Inc. 1111 Main Street, Suite 660 Vancouver, Washington 98660 Email: tender@cytodyn.com Phone: (360) 980-8524

ABOUT THIS OFFER TO AMEND AND EXERCISE

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND AND EXERCISE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND AND EXERCISE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER TO AMEND AND EXERCISE, NEITHER THE COMPANY, ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING THE SOLICITING AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO AMEND AND EXERCISE. YOU SHOULD NOT CONSIDER THE BOARD’S APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE WARRANTS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER TO AMEND AND EXERCISE.

RISK FACTORS

Investment in our common stock involves a substantial degree of risk and should be regarded as speculative. As a result, the purchase of our common stock should be considered only by persons who can reasonably afford to lose their entire investment. Before you elect to participate in the Offer to Amend and Exercise, you should carefully consider the risks and uncertainties described below in addition to the other information in this Offer to Amend and Exercise and other information incorporated herein by reference. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Please see Section 22: “Additional Information” below for information about where to find such reports.

Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. Please also read carefully Section 1 “Forward-Looking Statements” below.

Risks related to the Offer to Amend and Exercise.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Amend and Exercise.

Although our Board of Directors has approved the Offer to Amend and Exercise, it makes no recommendation as to whether holders of Original Warrants should accept the Offer to Amend and Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer to Amend and Exercise. We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants will in the future equal or exceed the exercise price per share of the Amended Warrants. We do not take a position as to whether you ought to participate in the Offer to Amend and Exercise.

If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants for common stock, and you will be subject to all the risks associated with being a stockholder and give up the time value attributable to your Original Warrant.

The Amended Warrants will terminate if the holders do not exercise their Amended Warrants prior to the Expiration Date. If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of our common stock. In addition, you will be giving up the time value attributable to your Original Warrant by exercising the Original Warrant, as amended, prior to its original expiration date.

The shares of common stock issuable upon exercise of the Amended Warrants may be “restricted securities.”

The shares of common stock issuable upon exercise of the Amended Warrants may be “restricted securities.” Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

We have previously filed a Registration Statement on Form S-3 (File No. 333-213866) (the “Resale Registration Statement”) to register the resale of certain of the shares of common stock underlying the Original Warrants under the Securities Act. In addition, the issuance of shares of common stock underlying the Original Warrants issued in certain registered direct offerings (the “Registered Direct Offerings”), occurring in December of 2016, January through February of 2017 and September through October of 2017, has been registered under our Registration Statement on Form S-3 (File No. 333-213349) (the “Shelf Registration Statement” and, together with the Resale Registration Statement, the “Registration Statements), pursuant to prospectuses filed at the time of each Registered Direct Offering.

Promptly following the Expiration Date, we intend to file a Current Report on Form 8-K to reflect the substantive changes from the information currently set forth in the prospectus included in such Registration Statements as a result of this Offer to Amend and Exercise. Thereafter, the holders of shares of common stock issuable upon exercise of the Amended Warrants who tendered Original Warrants issued in one of the Registered Direct Offerings may freely sell their shares of common stock. In addition, thereafter, holders who are named as selling stockholders in the Resale Registration Statement may sell their shares of common stock in accordance with the resale provisions set forth in the “Plan of Distribution” section of the Resale Registration Statement prospectus. Each holder of Original Warrants should read the applicable Registration Statement prospectus carefully before deciding whether to participate in the Offer to Amend and Exercise.

Any holder of an Original Warrant or Amended Warrant that was not originally issued in a Registered Direct Offering, and who is not listed as a selling stockholder in the Resale Registration Statement prospectus, cannot resell such holder’s shares of common stock, unless we file a registration statement (or a post-effective amendment to the Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Offer to Amend and Exercise.

Because we do not have any formal commitments from any of our warrant holders to participate in this Offer to Amend and Exercise, we may not receive substantial proceeds from the exercise of warrants in this Offer to Amend and Exercise, and the proceeds we do receive may not be sufficient to fund our business operations.

We do not have any binding commitments from any of our warrant holders to participate in this Offer to Amend and Exercise, and we cannot assure you that any of our warrant holders will participate in the Offer to Amend and Exercise with respect to any or all of their Original Warrants. Therefore, there is no certainty that any shares will be purchased upon exercise of Amended Warrants pursuant to this Offer to Amend and Exercise and, accordingly, we may not receive substantial proceeds from the exercise of the warrants in this Offer to Amend and Exercise. What proceeds we do receive may not be sufficient to fund our business operations, in which case we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials, collaborative development programs or future commercialization initiatives. In that case, if we fail to raise additional funds on a timely basis, we would need to scale back our business plans, which would adversely affect our business, financial condition, and stock price, and we may even be forced to discontinue our operations and liquidate our assets.

Income tax consequences of participation in the Offer to Amend and Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of amending the Original Warrants and immediately exercising the Amended Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See Section 19 “Material U.S. Federal Income Tax Consequences” under “Description of the Offer to Amend and Exercise” below.

We will have substantial discretion over the use of proceeds we receive from the exercise of Amended Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer to Amend and Exercise. See Section 2 “Purposes of the Offer to Amend and Exercise and Use of Proceeds” below for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Amended Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended Warrants in a manner other than as described in this Offer to Amend and Exercise.

Although we intend to apply to list our common stock on a national securities exchange, such as NASDAQ or NYSE American, our common stock may never be listed on a national securities exchange, which could limit investors’ ability to make transactions in our securities and an active trading market for our common stock may never develop.

We intend to apply to list our common stock on a national securities exchange, such as the NASDAQ Capital Market or NYSE American. We do not currently meet certain minimum standards for initial listing on a national securities exchange, such as the minimum standard for stockholders’ equity, which is $5.0 million (or $4.0 million under the market value of listed securities standard) for the NASDAQ Capital Market or $4.0 million for NYSE American. In addition, although we have obtained shareholder approval to implement a reverse stock split within a range of one-for-two shares to one-for-fifteen shares of our common stock, we do not currently meet the minimum bid price requirement of $4.00 for the NASDAQ Capital Market and $2.00 for NYSE American. We cannot assure you that we will apply for listing on a national securities exchange or that if we so apply, we will be able to meet the applicable initial listing requirements. If our common stock is not listed for trading on a national securities exchange, we would continue to face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

A substantial number of shares of our common stock may be sold in the Offer to Amend and Exercise, which could cause the price of our common stock to decline.

The sale of securities under this Offer to Amend and Exercise and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

The price of our common stock has been and could remain volatile, and the market price of our common stock may decrease.

The market price of our common stock has historically experienced and may continue to experience significant volatility. From June 1, 2014 through October 31, 2017, the market price of our common stock has fluctuated from a high of $1.57 per share in the quarter ended August 31, 2016, to a low of $0.46 per share in quarter ended August 31, 2017. The volatile nature of our common share price may cause investment losses for our stockholders. In addition, the market price of stock in small capitalization biotech companies is often driven by investor sentiment, expectation and perception, all of which may be independent of fundamental valuation metrics or traditional financial performance metrics, thereby exacerbating volatility. In addition, our common stock is quoted on the OTCQB of the OTC Markets marketplace and not listed on a national securities exchange, which may increase price quotation volatility and could limit liquidity, all of which may adversely affect the market price of our shares.

Our common stock is classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

DESCRIPTION OF THE OFFER TO AMEND AND EXERCISE

We are offering to amend, upon the terms and subject to the conditions set forth herein, outstanding warrants to purchase up to an aggregate of 51,090,113 shares of common stock (collectively, the “Original Warrants”):

i.	outstanding warrants to purchase 325,000 shares of common stock with an exercise price of $0.50 per share and expiration dates ranging between December 2019 and February 2020 (the “$0.50 Warrants”);

ii.	an outstanding warrant to purchase 50,000 shares of common stock with an exercise price of $0.64 per share and an expiration date of June 2022 (the “$0.64 Warrants”);

iii.	outstanding warrants to purchase 1,718,328 shares of common stock with an exercise price of $0.675 per share and expiration dates ranging between April 2020 and June 2020 (the “$0.675 Warrants”);

iv.	outstanding warrants to purchase 34,342,395 shares of common stock with an exercise price of $0.75 per share and expiration dates ranging between September 2018 and October 2022 (the “$0.75 Warrants”);

v.	an outstanding warrant to purchase 50,000 shares of common stock with an exercise price of $0.81 per share and an expiration date of December 2025 (the “$0.81 Warrants”);

vi.	an outstanding warrant to purchase 150,000 shares of common stock with an exercise price of $0.83 per share and an expiration date of March 2020 (the “$0.83 Warrants”);

vii.	an outstanding warrant to purchase 240,000 shares of common stock with an exercise price of $0.92 per share and an expiration date of January 2026 (the “$0.92 Warrants”);

viii.	outstanding warrants to purchase 11,296,640 shares of common stock with an exercise price of $1.00 per share and expiration dates ranging between December 2021 and September 2022 (the “$1.00 Warrants”);

ix.	outstanding warrants to purchase 210,000 shares of common stock with an exercise price of $1.02 per share and expiration dates ranging between June 2020 and July 2025 (the “$1.02 Warrants”);

x.	outstanding warrants to purchase 250,000 shares of common stock with an exercise price of $1.15 per share and an expiration date of December 2019 (the “$1.15 Warrants”);

xi.	outstanding warrants to purchase 1,200,000 shares of common stock with an exercise price of $1.25 per share and an expiration date February 2021 (the “$1.25 Warrants”); and

xii.	outstanding warrants to purchase 1,257,750 shares of common stock with an exercise price of $1.35 per share and expiration dates ranging between April 2021 and June 2021 (the “$1.35 Warrants” and collectively with the $0.50 Warrants, the $0.64 Warrants, the $0.675 Warrants, the $0.75 Warrants, the $0.81 Warrants, the $0.83 Warrants, the $0.92 Warrants, the $1.00 Warrants, the $1.02 Warrants, the $1.15 Warrants and the $1.25 Warrants, the “Original Warrants”).

The Original Warrants represent all of our outstanding series of warrants, excluding (i) warrants with cashless exercise provisions held by the Soliciting Agent in this Offer to Amend and Exercise, (ii) warrants issued in connection with our September 15, 2016 registered direct offering to certain institutional investors (including warrants issued without registration to the placement agent in that offering), (iii) any unvested portion of the $0.81 Warrants, and (iv) warrants issued in our most recent private offering to accredited investors commencing on November 2, 2017.

There is no minimum participation requirement with respect to this Offer to Amend and Exercise.

Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended (the “Amended Warrants”) to: (i) reduce the exercise price of the Original Warrants to $0.50 per share of common stock in cash and (ii) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Eastern Time) on December 22, 2017, as we may extend it in our sole discretion (the “Expiration Date”). Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

SECTION 1.	FORWARD-LOOKING STATEMENTS

This Offer to Amend and Exercise contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in or expressed by such statements. In evaluating all such statements we urge you to specifically consider the various risk factors identified in this Offer to Amend and Exercise, including the statements set forth in the sections titled “Risk Factors” or elsewhere in this Offer to Amend and Exercise and in the documents incorporated or deemed incorporated herein by reference, any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: (i) the sufficiency of our cash position and our ongoing ability to raise additional capital to fund our operations, (ii) our ability to complete our CD02 combination trial and to meet the FDA’s requirements with respect to safety and efficacy to support the filing of a Biologics License Application, (iii) our ability to meet our debt obligations, (iv) our ability to identify patients to enroll in our clinical trials in a timely fashion, (v) our ability to achieve approval of a marketable product, (vi) design, implementation and conduct of clinical trials, (vii) the results of our clinical trials, including the possibility of unfavorable clinical trial results, (viii) the market for, and marketability of, any product that is approved, (ix) the existence or development of vaccines, drugs, or other treatments for infection with the Human Immunodeficiency Virus that are viewed by medical professionals or patients as superior to our products, (x) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (xi) general economic and business conditions, (xii) changes in foreign, political, and social conditions, and (xiii) various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements.

We intend that all forward-looking statements made in this prospectus will be subject to the safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act, to the extent applicable. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

SECTION 2.	PURPOSES OF THE OFFER TO AMEND AND EXERCISE AND USE OF PROCEEDS

Fund Raising. Through the Offer to Amend and Exercise we can raise funds to support our future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant, we would raise gross proceeds of approximately $25.5 million. The funds obtained will be used by us for research and development activities, working capital and for other general corporate purposes, which may include the repayment and reduction of indebtedness.

Reduction of Share Overhang from Outstanding Warrants. In addition, the Offer to Amend and Exercise can help us reduce the number of outstanding warrants. As of October 31, 2017, we had outstanding warrants to purchase an aggregate of 70,142,334 shares of common stock at a weighted average exercise price of $0.83 per share. The sale of substantial amounts of our common stock upon exercise of outstanding warrants, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant, we would have outstanding warrants to purchase 19,052,221 shares of common stock at a weighted average exercise price of $0.85 per share following the consummation of this Offer to Amend and Exercise.

Ability to Meet the Initial Listing Requirements on a National Securities Exchange. We intend to apply for listing on a national securities exchange such as the NASDAQ Capital Market or NYSE American, which will require us to meet certain minimum standards for initial listing, such as a minimum stockholders’ equity requirement and a minimum bid price, among other requirements. Through the Offer to Amend and Exercise we can raise capital and improve our stockholders’ equity position, which we expect will better position us to apply for listing on a national securities exchange. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant, we would raise gross proceeds of approximately $25.5 million, and our pro forma stockholders’ equity as of August 31, 2017 would be approximately $10.7 million, compared to the minimum stockholders’ equity requirement of $5.0 million (or $4.0 million for listing under the market value of listed securities standard) for initial listing on the NASDAQ Capital Market and $4.0 million for initial listing on NYSE American.

However, we cannot assure you that we will apply for listing on a national securities exchange or that if we so apply we will be able to meet the applicable initial listing requirements. For example, although we have obtained shareholder approval to implement a reverse stock split within a range of one-for-two shares to one-for-fifteen shares of our common stock, we do not currently meet the minimum bid price requirement of $4.00 for the NASDAQ Capital Market and $2.00 for NYSE American. This Offer to Amend and Exercise does not by itself allow us to meet all the requirements for listing on a national securities exchange. Other actions may be required before we are able to meet such requirements.

This Offer to Amend and Exercise would not impact “share overhang” from outstanding options, Series B Preferred Stock or convertible notes. As of October 31, 2017, we had (i) outstanding stock options to purchase an aggregate of 10,227,281 shares of our common stock at a weighted average exercise price of $0.90 per share, (ii) 921,000 shares of common stock issuable upon conversion of outstanding Series B Preferred Stock, and 356,115 shares of common stock that would be issuable at our election in lieu of cash as accrued dividends, if declared thereunder, and (iii) 8,051,324 shares of common stock reserved for the conversion of convertible notes, and 194,306 shares of common stock reserved for interest on such convertible notes, which may be paid in common stock rather than cash. The exercise of such outstanding options and conversion of our Series B Preferred Stock and convertible notes will result in dilution of the value of our shares. In addition, we had an additional 5,693,807 shares of common stock available for future awards under our 2012 Equity Compensation Plan.

SECTION 3.	ELIGIBLE ORIGINAL WARRANTS

The following Original Warrants are subject to the Offer to Amend and Exercise:

i.	325,000 $0.50 Warrants expiring between December 2019 and February 2020;

ii.	50,000 $0.64 Warrants expiring June 2022;

iii.	1,718,328 $0.675 Warrants expiring between April 2020 and June 2020;

iv.	34,342,395 $0.75 Warrants expiring between September 2018 and October 2022;

v.	50,000 $0.81 Warrants expiring December 2025;

vi.	150,000 $0.83 Warrants expiring March 2020;

vii.	240,000 $0.92 Warrants expiring January 2026;

viii.	11,296,640 $1.00 Warrants expiring between December 2021 and September 2022;

ix.	210,000 $1.02 Warrants expiring between June 2020 and July 2025;

x.	250,000 $1.15 Warrants expiring December 2019;

xi.	1,200,000 $1.25 Warrants expiring February 2021 and

xii.	1,257,750 $1.35 Warrants expiring between April 2021 and June 2021.

These Original Warrants represent all of our outstanding series of warrants, excluding (i) warrants with cashless exercise provisions held by the Soliciting Agent in this Offer to Amend and Exercise, (ii) warrants issued in connection with our September 15, 2016 registered direct offering to certain institutional investors (including warrants issued in a unregistered transaction to the placement agent in that offering) (iii) any unvested portion of the $0.81 Warrants, and (iv) warrants issued in our most recent private offering to accredited investors commencing on November 2, 2017.

SECTION 4.	EXPIRATION DATE

The Offer to Amend and Exercise will be open through 5:00 p.m., Eastern Time on December 22, 2017, as may be extended by us in our sole discretion.

SECTION 5.	TERMS OF AMENDED WARRANTS

Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended as described below:

New Exercise Price: The exercise price of the Original Warrants will be reduced to $0.50 per share regardless of the current exercise price as of the date hereof.

New Termination Date: The termination date of the Original Warrants will be shortened to terminate concurrently with the Expiration Date.

Other Terms: Except as set forth above all, other terms of the Amended Warrants will be the same as the terms of the Original Warrants.

SECTION 6.	CONDITIONS TO THE OFFER TO AMEND AND EXERCISE

The Offer to Amend and Exercise is subject to certain conditions, as described herein:

(i) As part of the Election to Participate and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. The holders of the Original Warrants previously represented to us that they were “accredited investors” in connection with the transactions in which such holders acquired the Original Warrants. We will not accept any Election to Participate and Exercise Warrant from, or on behalf of, any Original Warrant holders if we determine that a valid securities exemption is not available under the Securities Act and the applicable securities laws of any other state or jurisdiction.

(ii) In addition, we are not making this Offer to Amend and Exercise to, nor will we accept any Election to Participate and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Offer to Amend and Exercise requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

SECTION 7.	EXTENSION OF OFFER TO AMEND AND EXERCISE PERIOD; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the Expiration Date.

There can be no assurance, however, that we will exercise our right to extend the Offer to Amend and Exercise. Amendments to the Offer to Amend and Exercise will be made by written notice thereof to the holders of the Original Warrants. Material changes to information previously provided to holders of the Original Warrants in this Offer to Amend and Exercise or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants.

If we materially change the terms of the Offer to Amend and Exercise or the information concerning the Offer to Amend and Exercise, or if we waive a material condition of the Offer to Amend and Exercise, we will extend the Offer to Amend and Exercise to the extent required under applicable law, including under the rules of the Exchange Act. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Amend and Exercise or information concerning the Offer to Amend and Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

SECTION 8.	PROCEDURE FOR PARTICIPATING IN OFFER TO AMEND AND EXERCISE AND EXERCISING AMENDED WARRANTS

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of common stock issuable therefor, you must deliver to us, before the Expiration Date, all of the following: (i) a signed Election to Participate and Exercise Warrant, (ii) a signed Acknowledgements and Representations and Warranties, (iii) a signed Accredited Investor Questionnaire, (iii) the original copy of your Original Warrants (or an Affidavit of Lost Warrant) along with (v) the aggregate exercise price in cash in the amount equal to $0.50 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash exercise price may be tendered in the form of a check payable to CytoDyn Inc. or by wire transfer to our account as set forth in the instructions to the Election to Participate and Exercise Warrant. Each of these items must be properly delivered before the Expiration Date to us at our corporate address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Email: tender@cytodyn.com

Phone: (360) 980-8524

SECTION 9.	MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on December 22, 2017, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.

SECTION 10.	WITHDRAWAL RIGHTS

If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us before 5:00 p.m., Eastern Time on December 22, 2017, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise). Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Warrant. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by January 23, 2018, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after January 23, 2018.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid upon exercise of the Amended Warrant.

SECTION 11.	REGISTRATION OF WARRANT SHARES

The Original Warrants and the Amended Warrants are, and the shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants may be, “restricted securities”. Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

We have previously filed a Registration Statement on Form S-3 (File No. 333-213866) (the “Resale Registration Statement”) to register the resale of certain of the shares of common stock underlying the Original Warrants under the Securities Act. In addition, the issuance of shares of common stock underlying the Original Warrants issued in certain registered direct offerings (the “Registered Direct Offerings”), occurring in December of 2016, January through February of 2017 and September through October of 2017, has been registered under our Registration Statement on Form S-3 (File No. 333-213349) (the “Shelf Registration Statement” and, together with the Resale Registration Statement, the “Registration Statements), pursuant to prospectuses filed at the time of each Registered Direct Offering.

Promptly following the Expiration Date, we intend to file a Current Report on Form 8-K to reflect the substantive changes from the information currently set forth in the prospectus included in such Registration Statements as a result of this Offer to Amend and Exercise. Thereafter, the holders of shares of common stock issuable upon exercise of the Amended Warrants who tendered Original Warrants issued in one of the Registered Direct Offerings may freely sell their shares of common stock. In addition, thereafter, holders who are named as selling stockholders in the Resale Registration Statement may sell their shares of common stock in accordance with the resale provisions set forth in the “Plan of Distribution” section of the Resale Registration Statement prospectus. Each holder of Original Warrants should read the applicable Registration Statement prospectus carefully before deciding whether to participate in the Offer to Amend and Exercise.

Any holder of an Original Warrant or Amended Warrant that was not originally issued in a Registered Direct Offering, and who is not listed as a selling stockholder in the Resale Registration Statement prospectus, cannot resell such holder’s shares of common stock, unless we file a registration statement (or a post-effective amendment to the Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Offer to Amend and Exercise.

SECTION 12.	TRADING MARKET AND PRICE RANGE OF ORIGINAL WARRANTS, AMENDED WARRANTS AND COMMON STOCK

There is no established trading market for the Original Warrants or the Amended Warrants.

Our common stock is presently quoted on the OTCQB of the OTC Markets marketplace under the trading symbol CYDY. Historically, trading in our stock has been very limited and the trades that have occurred cannot be characterized as amounting to an established public trading market. As a result, the trading prices of our common stock may not reflect the price that would result if our stock was actively traded.

The following are high and low bid prices quoted on the OTCQB during the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
Fiscal Year Ended May 31, 2016:
First quarter ended August 31, 2015	$1.08	$0.70
Second quarter ended November 30, 2015	$0.99	$0.67
Third quarter ended February 29, 2016	$1.40	$0.64
Fourth quarter ended May 31, 2016	$1.57	$0.76

Fiscal Year Ended May 31, 2017:
First quarter ended August 31, 2016	$1.49	$0.96
Second quarter ended November 30, 2016	$1.08	$0.61
Third quarter ended February 28, 2017	$0.84	$0.66
Fourth quarter ended May 31, 2017	$0.73	$0.46

Fiscal Year Ended May 31, 2018:
First quarter ended August 31, 2017	$0.76	$0.56
Second quarter ended November 30, 2017 (through November 24, 2017)	$0.70	$0.55

SECTION 13.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to amend their outstanding Original Warrants, there are no funds or other consideration being paid to participants. We will use existing working capital to pay the fees and expenses associated with this Offer to Amend and Exercise.

SECTION 14.	TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS

None of our directors or executive officers has otherwise participated in any transaction involving the Original Warrants during the past 60 days.

SECTION 15.	INFORMATION REGARDING CYTODYN INC.

The following summary highlights selected information regarding CytoDyn Inc. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Offer to Amend and Exercise or exercise your Amended Warrant. Before making an investment decision, you should read the entire Offer to Amend and Exercise carefully, including the “Risk Factors” section above and the other materials incorporated by reference in Section 22: “Additional Information” below.

Overview

We are a clinical-stage biotechnology company focused on the clinical development and potential commercialization of humanized monoclonal antibodies to treat Human Immunodeficiency Virus (“HIV”)

infection. Our lead product candidate, PRO 140, belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. We believe that monoclonal antibodies are a new emerging class of therapeutics for the treatment of HIV to address unmet medical needs in the area of HIV and graft versus host disease.

We believe the PRO 140 antibody shows promise as a powerful anti-viral agent while not being a chemically synthesized drug and has fewer side effects, lower toxicity and less frequent dosing requirements, as compared to daily drug therapies currently in use for the treatment of HIV. The PRO 140 antibody belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. PRO 140 blocks HIV from entering a cell by binding to a molecule called the C-C chemokine receptor type 5 (“CCR5”), a normal cell surface co-receptor protein to which certain strains of HIV, referred to as “R5” strains, attach as part of HIV’s entry into a cell.

PRO 140 is an antibody, and through several short-term clinical trials, it has demonstrated efficacy without issues relating to toxicity, side effects or drug resistance. Moreover, these trials suggest that PRO 140 does not affect the normal function of the CCR5 co-receptor for HIV. Instead, PRO 140 binds to a precise site on CCR5 that R5 strains of HIV use to enter the cell and, in doing so, inhibits the ability of these strains of HIV to infect the cell without affecting the cell’s normal function. We believe that the R5 strains of HIV currently represent approximately 70% of all HIV infections in the U.S. As a result, we believe PRO 140 represents a distinct class of CCR5 inhibitors with advantageous virological and immunological properties and may provide a unique tool to treat HIV infected patients.

We believe PRO 140 is uniquely positioned to address a growing HIV market as an alternative or in addition to current therapies, which are failing primarily due to compliance, which causes drug resistance. In seven clinical trials previously conducted, PRO 140 was generally well tolerated, and no drug-related serious adverse events or dose-proportional adverse events related to PRO 140 were reported. In addition, there were no dose-limiting toxicities or patterns of drug-related toxicities observed during these trials. The results of these studies established that PRO 140’s antiviral activity was potent, rapid, prolonged, dose-dependent, and statistically significant following a single dose. Because PRO 140’s mechanism of action (for a monoclonal antibody use in HIV) is a relatively new therapeutic approach, it provides a very useful method of suppressing the virus in treatment-experienced patients who have failed a prior HIV regimen and need new treatment options.

For additional information regarding CytoDyn Inc., you should also review the materials that we have filed with the SEC and have listed in Section 22: “Additional Information” below.

Corporate Information

CytoDyn Inc. is a Delaware corporation with its principal business office at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this Offer to Amend and Exercise.

Financial Information

Our audited financial statements for our fiscal years ended May 31, 2017 and 2016 included in our Annual Report on Form 10-K filed with the SEC on July 20, 2017, and our unaudited financial statements for the fiscal quarters ended August 31, 2017 and 2016 included in our Quarterly Report on Form 10-Q filed with the SEC on October 10, 2017, are each incorporated by reference herein. Please see Section 22: “Additional Information” below for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

The following table sets forth audited summarized consolidated historical financial data as of and for the years ended May 31, 2017 and 2016. The information presented below has been derived from the consolidated financial statements included in our Annual Report on Form 10-K described above and should be read together with those consolidated financial statements and the notes related thereto, as well as the sections of such annual reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended May 31,
	2017	2016
Statement of Operations Data:
Operating expenses	$(27,330,734)	$(21,175,511)
Operating loss (before extraordinary items)	$(25,763,801)	$(25,703,612)
Net loss	$(25,763,801)	$(25,703,612)
Basic and diluted loss per share	$(0.19)	$(0.27)
Basic and diluted weighted average common shares outstanding	138,004,461	95,437,594

Balance Sheet Data:
Current assets	$6,120,938	$11,494,342
Noncurrent assets	$1,934,500	$2,291,789
Current liabilities	$6,144,055	$3,580,681
Noncurrent liabilities	$3,014,667	$—

The following table sets forth unaudited summarized consolidated historical financial data as of and for the quarters ended August 31, 2017 and 2016. The information presented below has been derived from the consolidated financial statements included in our Quarterly Report on Form 10-Q described above and should be read together with those consolidated financial statements and the notes related thereto, as well as the sections of such quarterly reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended August 31,
	2017	2016
Statement of Operations Data:
Operating expenses	$(9,807,001)	$(5,358,120)
Operating loss (before extraordinary items)	$(11,628,273)	$(5,354,385)
Net loss	$(11,628,273)	$(5,354,385)
Basic and diluted loss per share	$(0.08)	$(0.04)
Basic and diluted weighted average common shares outstanding	157,738,244	124,411,980

Balance Sheet Data:
Current assets	$4,282,154	$7,090,084
Noncurrent assets	$1,845,353	$2,202,685
Current liabilities	$11,107,967	$3,039,438
Noncurrent liabilities	$3,377,333	$—

The book value per share of our common stock as of May 31, 2017 and August 31, 2017 was negative $(0.01) and negative $(0.05), respectively.

Certain pro forma financial information relating to this Offer to Amend and Exercise is presented below in Section 16: “Accounting Consequences of the Offer” below.

SECTION 16.	ACCOUNTING CONSEQUENCES OF THE OFFER TO AMEND AND EXERCISE

Assuming full participation, this Offer to Amend and Exercise would result in gross proceeds to the Company, and corresponding increases to cash and stockholders’ equity, of approximately $25.5 million.

In connection with this Offer to Amend and Exercise, we will incur a non-cash inducement interest expense in the fiscal quarter ended February 28, 2018, based upon the number of warrant shares tendered for exercise at the amended exercise price. The amount of the non-cash interest expense will be determined using the Black-Scholes valuation model and will result in a charge to interest expense and a corresponding decrease to stockholders’ equity. Assuming full participation in this Offer to Amend and Exercise, the amount of the non-cash interest expense could range up to approximately $5.1 million, with a net increase to stockholders’ equity of up to approximately $19.0 million, assuming approximate gross proceeds of $25.5 million, non-cash inducement interest expense of up to $5.1 million and transaction expenses of approximately $1.4 million.

This estimated pro forma non-cash interest expense and corresponding increase in shareholders’ equity could be higher or lower depending on the level and mix of participating holders of Original Warrants and our closing stock price on the Expiration Date.

SECTION 17.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO AMEND AND EXERCISE

As of October 31, 2017, there were outstanding Original Warrants to purchase an aggregate of 51,090,113 shares of common stock. Certain of our executive officers and directors, as described below, hold the following Original Warrants and will be entitled to participate in the Offer to Amend and Exercise on the same terms and conditions as the other holders of Original Warrants. Each of such executive officers and directors has advised us that they do not currently intend to participate in the Offer to Amend and Exercise. However, there is no binding commitment or agreement for our directors or officers to participate or decline to do so.

Name	Position with the Company	Number of Original Warrants Held	Percentage of Original Warrants Held
Carl C. Dockery (1)	Director	2,406,183	4.7%
Anthony D. Caracciolo (2)	Executive Chairman	666,666	1.3%
Jordan G. Naydenov (3)	Director	316,666	*
Scott A. Kelly, M.D. (4)	Director	216,666	*

*	Less than 1%
(1)	Includes (i) 250,000 $0.50 Warrants expiring on December 31, 2019, (ii) 75,000 $0.50 Warrants expiring on February 2, 2020, (iii) 1,000,000 $0.68 Warrants expiring June 24, 2020, (iv) 33,333 $1.00 Warrants expiring on July 28, 2022, and (v) 1,047,850 $0.75 Warrants expiring October 23, 2018, each held by Alpha Venture Capital Partners, LP (“AVCP”). Mr. Dockery is the sole member of Alpha Advisors, LLC, the investment advisor for AVCP, and the managing member of Alpha Venture Capital Management, LLC, the general partner of AVCP. Mr. Dockery disclaims beneficial ownership of such Original Warrants except to the extent of his pecuniary interest therein.
(2)	Includes 666,666 $1.00 Warrants expiring on May 31, 2022 held by the Caracciolo Family Trust. Mr. Caracciolo disclaims beneficial ownership of such Original Warrants except to the extent of his pecuniary interest therein.
(3)	Includes (i) 250,000 $1.35 Warrants expiring on May 10, 2021 and (ii) 66,666 $1.00 Warrants expiring on July 26, 2022, each held directly by Mr. Naydenov.
(4)	Includes (i) 50,000 $1.35 Warrants expiring on May 26, 2021 held directly by Dr. Kelly and (ii) 166,666 $0.75 Warrants expiring on February 10, 2021 held by Dr. Kelly’s spouse.

Except as set forth above, none of our other executive officers or directors holds Original Warrants.

SECTION 18.	LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer to Amend and Exercise and the issuance of the shares of common stock upon the exercise of the Amended Warrants. Our obligations under the Offer to Amend and Exercise are subject to the conditions described in Section 6 “Conditions of the Offer to Amend and Exercise” above.

SECTION 19.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences that we believe will be applicable to Original Warrant holders who participate in the Offer to Amend and Exercise. However, we have not requested a ruling from the Internal Revenue Service (“IRS”) or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or to those Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, administrative rulings, and published positions of the IRS, all of which are subject to change (possibly with retroactive effect).

This discussion assumes that Original Warrant holders hold the Original Warrants (and will hold their shares of our common stock received upon the exercise of their Amended Warrants) as capital assets (i.e., generally for investment). In addition, the following discussion does not address the tax consequences of the participation in the Offer to Amend and Exercise under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer to Amend and Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Original Warrant (or a beneficial owner of shares of our common stock received upon exercise of the Amended Warrants), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Any such partnership, and any partner of any such partnership, should consult such partnership or partner’s own tax advisors about the U.S. federal income tax consequences of participating in the Offer to Amend and Exercise.

Tax treatment of Offer to Amend.

Although not free from doubt, we intend to take the position that the amendment of your Original Warrants followed by an exercise of the Amended Warrants is treated as an exchange of Original Warrants for Amended Warrants, which constitutes a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the Amended Warrants. Under this treatment, (i) an Original Warrant holder who participates in the Offer to Amend would not recognize any gain or loss as a result of amending the Original Warrants, (ii) such holder’s tax basis in the Amended Warrants will be equal to the holder’s tax basis in the Original Warrants, and (iii) such holder’s holding period of the Amended Warrants will include the holder’s holding period of the Original Warrants.

The IRS has not made a determination, nor have we received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Amend or of a holder’s participation in the Offer to Amend, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer to Amend, the U.S. federal income tax consequences of the Offer to Amend are unclear, and alternative characterizations are possible that could require you to immediately recognize income, gain or loss, or may impact your holding period. Therefore, we urge you to consult your tax advisors regarding the potential tax consequences of the Offer to Amend to you in your particular circumstances, including the consequences of possible alternative characterizations.

Tax treatment of the exercise of the Amended Warrants

Upon the exercise of an Amended Warrant for cash, a holder will not recognize gain or loss and will instead be treated as acquiring shares of our common stock as a result of such cash exercise. In such a case, the holder will have an adjusted tax basis in the common stock so acquired equal to the sum of (i) such holder’s adjusted tax basis in the Amended Warrant immediately prior to such exercise plus (ii) the exercise price paid by such holder for the common stock in connection with exercising such Amended Warrant. The holding period for the common stock so acquired would begin on the day after the exercise of the Amended Warrant.

Distributions on Common Stock Received upon Exercise of New Warrants

After you exercise the Amended Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder currently qualify for taxation at a reduced 20% rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax on Net Investment Income

Certain holders that are individuals, estates or trusts (other than trusts that are exempt from tax) are subject to a 3.8% tax on “net investment income” (or “undistributed net investment income” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such U.S. holder’s adjusted gross income (with certain adjustments) over a specified amount. “Net investment income” includes, among other things, dividends on and capital gains from the sale or other disposition of stock. You are urged to consult your tax advisors regarding the applicability of this tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the

Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding (e.g., on an IRS Form W-9 or similar form) and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

THE FOREGOING DISCUSSION IS NOT A COMPLETE DISCUSSION OF ALL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF THE EXCHANGE OF ORIGINAL WARRANTS FOR AMENDED WARRANTS, THE EXERCISE OF AMENDED WARRANTS FOR OUR COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

SECTION 20.	FEES AND EXPENSES

We have retained Paulson Investment Company, LLC (the “Soliciting Agent”) to solicit participation by the holders of the Original Warrants in this Offer to Amend and Exercise. The Soliciting Agent will receive a fee equal to 5.0% of the cash exercise prices paid by qualifying holders of the Original Warrants who participate in the Offer to Amend and Exercise. We have also agreed to indemnify the Soliciting Agent against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws. As of October 31, 2017, affiliates of the Soliciting Agent held certain warrants previously received as consideration for services as placement agent in various prior securities offerings, which were exercisable for an aggregate of 11,168,888 shares of our common stock, with a weighted average exercise price of $0.77 per share, representing aggregate beneficial ownership of approximately 6.6% of our outstanding common stock as of that date. The Soliciting Agent and its affiliates do not hold any of the Original Warrants subject to this Offer to Amend and Exercise.

SECTION 21.	TRANSFERS

A holder may transfer the Original Warrants to a third party only if the transfer qualifies for an exemption from the registration requirements of the Securities Act, and in accordance with other transfer restrictions set forth in the Original Warrants. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact us prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

SECTION 22.	ADDITIONAL INFORMATION

We have filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Amend and Exercise is a part. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, as well as the following materials that we have filed with the SEC and are incorporating herein by reference, before making a decision on whether to participate in the Offer to Amend and Exercise and to exercise the Amended Warrants:

•	our Annual Report on Form 10-K, as amended, for the fiscal year ended May 31, 2017, filed with the SEC on July 20, 2017, as amended on July 27, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended August 31, 2017, filed with the SEC on October 10, 2017;

•	our Definitive Proxy Statements on Schedule 14A filed with the SEC on July 24, 2017 and October 2, 2017; and

•	our Current Reports on Form 8-K filed with the SEC on June 2, 2017, June 22, 2017, July 7, 2017, July 14, 2017, July 31, 2017, August 9, 2017 (except as to any portion deemed furnished and not filed), August 21, 2017 (except as to any portion deemed furnished and not filed), August 25, 2017, September 6, 2017, September 8, 2017, October 5, 2017 (except as to any portion deemed furnished and not filed), October 11, 2017, October 13, 2017, November 2, 2017 and November 8, 2017.

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person to whom a copy of this Offer to Amend and Exercise is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our Chief Financial Officer, Michael D. Mulholland, by telephone at (360) 980-8524, by e-mail at tender@cytodyn.com, or by mail or personal delivery service at our corporate address indicated below.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document. The information contained in this Offering Memorandum should be read together with the information contained in the documents to which we have referred you.

Our Board of Directors recognizes that the decision to participate in the Offer to Amend and Exercise and to exercise the Amended Warrants is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from us is limited to the Offering Materials.

SECTION 23.	INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Soliciting Agent at the following address:

Paulson Investment Company, LLC

2141 W North Avenue, 2nd Floor

Chicago, IL 60647

Attn: Samantha Kling, Operations Manager

Phone: (312) 940-8321

Please direct requests for additional copies of this Offer to Amend and Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to us at our corporate address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Email: tender@cytodyn.com

Phone: (360) 980-8524